Exhibit 10.v.i

Description of Modifications to Consent Decree dated September 30, 2015 among the United States of America, the Florida Department of Environmental Protection, Mosaic Fertilizer, LLC and The Mosaic Company, filed as Exhibit 10.1 to the Current Report on Form 8-K of Mosaic dated September 30, 2015 and filed on October 6, 2015

On September 30, 2015, the above-referenced Consent Decree (the “Consent Decree”) was lodged with the United States District Court for the Middle District of Florida (the “Court”). On June 17, 2016, the United States of America, the Florida Department of Environmental Protection and Mosaic Fertilizer, LLC (“Mosaic Fertilizer”) submitted a corrected Consent Decree (the “Corrected Consent Decree”) to the Court, requesting that the Court sign and enter the Corrected Consent Decree as a final judgment.

At the time the Consent Decree was initially lodged with the Court on September 30, 2015, the parties thereto recognized that certain subsequent revisions might be necessary to correct typographical, formatting, cross-reference or other similar errors, or, to make minor clarifications in the language of the documents as lodged. In addition, minor revisions to the Consent Decree were warranted because since the time of lodging, Mosaic Fertilizer made certain minor changes in its operations, and also initiated action on certain of the projects to be required under the Consent Decree. The parties agreed that the modifications to the Consent Decree are non-material, and fall into the following general categories:

1.	Correction of typographical, grammatical, or formatting errors;

2.	Correction of cross-references to other parts of the Consent Decree or to cited regulations;

3.	Assuring the use of consistent terms of art, definitions, or references;

4.	Revisions to account for the passage of time between lodging and prospective entry, with respect to a few, minor events or activities that have occurred in the interim;

5.	Clarifications to language, which in a few instances appeared to be arguably ambiguous and warranted re-wording to avoid any future confusion about the agreed intent of the parties; and

6.	Revisions deemed necessary by the United States to conform to language currently being adopted in other cases in its national enforcement initiative.

Counsel for the plaintiffs and counsel for the defendant jointly represented to the Court that none of the changes are material in any respect to the obligations of Mosaic Fertilizer under the terms of the Consent Decree and do not rise to the level of a modification of the parties’ agreement in the Consent Decree.